UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CREDIT SUISSE LARGE CAP BLEND FUND, INC. CREDIT SUISSE CAPITAL FUNDS
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Credit Suisse Funds Shareholders

Your Guide to Helpful Information about our Proxy

Vote Today

As a shareholder of certain Credit Suisse Funds, we are sending you very important and timely information regarding your investments. Enclosed you will find a notice, combined proxy statement/prospectus, Aberdeen Fund prospectus and a proxy card providing detailed information about the reorganization proposal of your Credit Suisse Fund into a newly created Aberdeen Fund.

Credit Suisse Asset Management LLC, “CSAM,” the investment adviser to the Fund in which you are currently invested, recently determined that managing benchmark-driven, long-only and short-extension quantitative equity strategies is no longer consistent with its overall business strategy. As a result of this decision, CSAM, the Board of Directors of the Credit Suisse Large Cap Blend Fund and the Board of Trustees of Credit Suisse Capital Funds, on behalf of Credit Suisse Large Cap Blend II Fund, believe that it is in the best interest of shareholders to reorganize these two funds into newly created Aberdeen funds.

We need your vote!

Please vote today for the proposal to approve the reorganization of your fund into a corresponding Aberdeen fund. Each Credit Suisse Board unanimously approved the respective reorganization agreements and recommends that you vote FOR the proposal.

In addition to the detailed question and answer section in the enclosed proxy statement/prospectus, we have created this useful guide with some helpful information regarding the proposal including how and why to vote.

Remember, no matter how large or small your holdings may be, every vote counts. Your rapid response will help us to expedite this transition and avoid additional proxy solicitation costs.

Proxy Questions and Answers

What am I being asked to do?

1.  Read the enclosed proxy statement/prospectus.

2.  Review the voting instructions provided.

3.  Sign, date and VOTE your proxy card/voting instruction form.

No matter how large or small your holdings may be, it is critical to the success of the fund reorganization that your vote is received by the date of the shareholder meeting, which is scheduled for October 3, 2011.

What is a mutual fund reorganization?

A mutual fund reorganization is a type of fund combination that occurs when the shares of one fund are exchanged for the shares of another fund. With respect to the proposed Credit Suisse Funds’ reorganization, shares of each Credit Suisse mutual fund will be exchanged for shares of a corresponding Aberdeen Fund, subject to shareholder approval. Some shareholders may receive a different share class as part of this transaction; however, the dollar amount of your investment will not change. Please refer to the table to the right for more details on the funds and share classes.

How do I vote my shares?

There are three ways to vote:

1 Call the toll-free number on your proxy card/voting instruction form from a touch-tone telephone and follow the automated instructions. Your individual control number, printed on your proxy card, will be required.

2 Visit the website indicated on your proxy card/voting instruction form and follow the online instructions. Your individual control number, printed on your proxy card, will be required.

3 Mail your completed proxy card/voting instruction form in the enclosed postage-paid envelope. Be sure to sign and date the card(s)/form(s) before mailing.

Voting by phone or Internet is available 24 hours a day, 7 days a week. If you have any difficulties in voting, or if you have questions regarding the proposal, please call:

866-796-3420

What does the Credit Suisse Funds’ Board recommend that I vote FOR?

Each Credit Suisse Board has reviewed the proposal and unanimously recommends that you vote FOR the proposal to reorganize your Credit Suisse Fund(s) to a corresponding portfolio of the Aberdeen Funds.

What happens if the Fund Reorganization is approved?

You will become a shareholder of Aberdeen Funds. Aberdeen will serve as the investment adviser to your fund. The Reorganization is not expected to result in any adverse change in the level or quality of services that fund shareholders currently receive.

Will there be any changes to the funds’ investment objectives or strategies?

The Aberdeen funds will have substantially similar investment objectives to those of your Credit Suisse fund. The investment strategy, however, will differ. Your Credit Suisse fund employs quantitative portfolio management techniques to achieve its investment objective.

At Aberdeen, our equity investment teams employ a fundamental, bottom-up equity approach, which is characterized by intensive, first-hand research and disciplined company evaluation. For additional information on Aberdeen’s research intensive process, please visit www.aberdeen-asset.us/fundreorganization where you will find detailed information and a short video from our North American equity investment team.

Additional information is outlined further in the enclosed proxy statement/prospectus.

Will there be any changes to the fees associated with my fund?

The reorganizations of the Credit Suisse funds into a corresponding Aberdeen funds will result in a lower net expense ratio for many shareholders. The projected net operating expenses of each class of the new Aberdeen funds is lower than the corresponding class of the Credit Suisse fund, as of the funds’ most recent fiscal year. Aberdeen Funds’ investment adviser has agreed to limit operating expenses for the first two years of operations following the reorganization.

For a detailed comparison of the fees and expenses of each Credit Suisse Fund compared to the corresponding Aberdeen Fund, please review the enclosed proxy statement/prospectus.

When will the fund reorganizations occur?

If all necessary approvals are obtained, the proposed fund reorganizations will take place in the fourth quarter of 2011.

How do I sign the proxy card/voting instruction form?

Individual accounts: Shareholders should sign exactly as their names appear on the account registration shown on the proxy card/voting instruction form. Joint accounts: At least one owner must sign, and the signature must conform exactly to one of the names shown on the account registration. All other accounts: The person signing must indicate his or her role in the account. For example, a trustee for a trust should include his or her title when signing, such as “Jane Doe, Trustee,” or an authorized officer of a company should indicate his or her position with the company, such as “John Smith, President.”

Will the Credit Suisse funds’ names change to Aberdeen funds? What share class will I receive?

Yes. Please review the chart below to see the name of the Aberdeen fund that, upon shareholder approval, will acquire your Fund and the share class you will receive:

Current Credit Suisse Fund Name	Proposed Aberdeen Fund Name
Large Cap Blend Fund	U.S. Equity I Fund
• Class A	• Class A
• Class B	• Class A
• Class C	• Class C
• Common Class	• Institutional Service Class

Large Cap Blend II Fund	U.S. Equity II Fund
• Class A	• Class A
• Class B	• Class A
• Class C	• Class C
• Common Class	• Class A

About Aberdeen

Who is Aberdeen?

• Asset management is our business. We are entirely focused on meeting the investment expectations of our customers.

• Aberdeen has more than 1,800 employees located in 30 offices in 23 countries around the world.

• Our main investment offices are in London, Singapore, Edinburgh, Philadelphia and Sydney with other smaller offices in Bangkok, Tokyo, Budapest, Sao Paulo, Hong Kong and Kuala Lumpuor.

Aberdeen Asset Management can trace its roots back to 1875 and the City of Aberdeen in the northeast of Scotland, which remains our headquarters today.

Philadelphia is our only U.S. office location, with more than 180 employees. Philadelphia is the headquarters for our North American equity, U.S. fixed income and multi-asset investment teams, working with U.S. product development, business development, sales and marketing, legal, compliance and various operational teams.

Aberdeen Firm Profile

Total Assets under management	$298 billion
• Equities	$136 billion
• Fixed Income	$82 billion
• Property	$34 billion
• Alternatives	$46 billion

As of June 30, 2011

Assets by Domicile

Voting by phone or Internet is available 24 hours a day, 7 days a week.

If you have any difficulties in voting, or if you have questions regarding the proposal, please call:

866-796-3420

Our Investment Process

• We believe that by following a clearly defined and consistent investment discipline for each of our portfolios we can produce strong returns for our clients over the long term.

• Our investment teams champion original thinking and knowledge, so investment decisions are based only on our own research.

• Aberdeen’s investment teams are geographically located in the markets or regions in which they invest.

• We never invest in a company without personally meeting with the management team.

• We are long-term investors in the securities which we hold in our portfolios.

Our Products

Aberdeen offers a range of investment vehicles to U.S. investors, including mutual funds, closed-end funds and large separate accounts.

Mutual Funds: We currently offer 25 mutual funds with strategies ranging from equity to fixed income to asset allocation products. Our funds are available through the major investment brokerage providers and platforms. We encourage investors to contact their financial advisors for information.

Closed-end Funds: Aberdeen manages nine closed-end funds which range from emerging markets to Asian fixed income, global mandates and single-country funds.

Awards and Accolades

• Aberdeen Funds ranks as one of the 2011 top ten mutual fund families in a survey conducted by Barron’s.*

• Aberdeen was named Equity Manager for the Year for the emerging markets equity portfolio at Public Pension Fund Awards presented by Money Management Letter.

• Aberdeen won the Best Shareholder Relations by a Non-US Equity CEF Family in 2010 (tied with ING Investment Management) at Capital Link’s 10th Annual Closed-End Fund and Global ETF Forum.

• Aberdeen Asset Management PLC was named the 2010 Best Asia Pacific Fixed Income manager by Global Investor.

For more information about Aberdeen, please visit www.aberdeen-asset.us.

*Aberdeen Funds were ranked number six among 57 fund families for the year ended Dec. 31, 2010. The survey, issued by Barron's and Lipper, ranks investment managers in five separate categories, which are: domestic equity, world equity, mixed equity, taxable bonds and tax-exempt funds. Each fund's returns, which are adjusted for 12b1-fees and do not include sales charges, are measured and ranked against its respective Lipper peer group, and then asset-weighted to determine overall rankings. For additional information on the survey, please visit our website.

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